EXHIBIT   2.4

AUDITORS’ CONSENT

To: Minco Mining & Metals Corporation

We consent to the use of our audit report dated March 3, 2006 to the shareholders of Minco Mining & Metals Corporation (the “Company”) on the version of the consolidated financial statements of the Company comprising the consolidated balance sheet of the Company as at December 31, 2005 and the consolidated statement of operations and deficit and cash flows for the year ended December 31, 2005, to be filed with securities regulatory authorities on SEDAR on April 7, 2006.

We have performed only limited procedures, including enquiries of the Company’s management with respect to events occurring between the date of our audit report and the date of this consent. We have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Company for use solely in connection with the filing of these financial statements pursuant to the continuous disclosure provisions of securities legislation of Ontario; accordingly, we do not consent to the use of our audit report for any other purpose.

Vancouver, Canada

April 7, 2006

CHARTERED ACCOUNTANT